Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Form S-8 (No. 333-139356) of Global Telecom & Technology, Inc. of our report dated March 19, 2013 relating to the consolidated financial statements of Global Telecom & Technology, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for the years then ended included in this Annual Report on Form 10-K of Global Telecom & Technology, Inc. for the year ended December 31, 2012.

/s/ CohnReznick LLP

Jericho, New York
March 19, 2013